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                 [SQUIRE, SANDERS, & DEMPSEY L.L.P. LETTERHEAD]

                                                                     EXHIBIT 1.3

                                November 7, 2001

Nuveen Investments
c/o Vedder, Price, Kaufman & Kammholz
22 North LaSalle Street
Chicago, IL 60601

          Re: Nuveen Ohio Dividend Advantage Municipal Fund 2

Gentlemen:

     We hereby consent to the use of our name and the reference of our firm in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of Nuveen Ohio Dividend Advantage Municipal Fund 2 and the related Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                              Very truly yours,

                              /s/ Squire, Sanders & Dempsey L.L.P.